Boyle CPA, LLC

Certified Public Accountants & Consultants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of MedGen, Inc. (the “Company”) on Form S-1 of our report dated October 14, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets of MedGen, Inc. as of September 30, 2019 and 2018, and the statements of operations, stockholders' deficit and cash flows for each of the two years ended September 30, 2019, which report appears in the Prospectus, which is part of this amended Registration Statement.

We also consent to the reference to us under the caption “Experts” in the amended Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

October 23, 2020